Exhibit 99.1

           Thursday December 14, 7:45 am Eastern Time

           Press Release

           SOURCE: Transmedia Asia Pacific, Inc.

           Transmedia Asia Pacific Announces Exchange of Outstanding $10 Million Series A Convertible Preferred Stock for $10.4 Million Secured Convertible Note

           LONDON, NEW YORK and SAN FRANCISCO, Dec. 14 /PRNewswire/ -- Transmedia AsiaPacific, Inc. (Nasdaq: MBTA - news; the "Company") announced today the exchange of its outstanding $10 million Series A Preferred Stock and related warrants for $10.4 Million Secured Convertible Notes (the "Notes") and approximately 2.3 million warrants with a strike price of $0.75. The Notes have a maturity of two years and a coupon of 12%. The Notes are convertible based on a rolling twenty day trading period at a rate equal to 95% of the average of the five lowest closing bid prices during this period and have a fixed ceiling on the number of shares(6,800,000) into which they can be converted. To further protect the interests of the Company the exchange agreement contains certain safeguards including a prohibition on short selling and restrictions on share ownership of the investors.

           Grant White, CEO of the Company said, "In light of the change in market conditions over the past nine months we believe that exchanging the Series A Preferred for the Notes is in the best interests of shareholders. The Notes allow the Company to maintain the ability to minimize dilution through stock price appreciation while also limiting the dilutive impact of stock price depreciation. We are pleased to have been able to work with the investors to structure this transaction and value their long-term commitment to the Company and its future prospects."

           About Transmedia Asia Pacific and Transmedia Europe (the "Companies")

           The Companies are leading global providers of loyalty and marketing solutions designed to help strengthen the relationship between businesses and customers. The Companies have a portfolio of global assets through which they provide businesses with: i) online-offline loyalty programs; ii) media promotion; iii) e-commerce; iv) customer data management and v) direct marketing. The Companies currently have over 7 million offline members; over 1.3


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million online members; over 100 corporate clients and; a merchant network of over 75,000 offline merchants in 28 countries and over 5,500 e-businesses.

           On December 28, 1999 Transmedia Europe, Inc. and Transmedia Asia Pacific, Inc. signed a definitive merger agreement. Under the terms of the merger agreement, Transmedia Asia Pacific will issue one share of its common stock for each of Transmedia Europe's shares of common stock outstanding. On September 20, 2000 the Companies announced that they had filed a preliminary joint proxy statement/prospectus with the Securities and Exchange Commission. The Companies expect to hold stockholders meetings seeking approval of the merger as soon as practicable following the completion of the Securities and Exchange Commission staff's review of the joint proxy statement/prospectus. The merger is subject to a number of conditions, including the approval by stockholders of Transmedia Asia Pacific and Transmedia Europe.

           Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation the approvals referred to above, continued acceptance of the companies' existing and new products, technological changes, the companies' dependence upon third party suppliers, intellectual property rights and other risks detailed from time to time in the companies' periodic reports filed with the Securities and Exchange Commission.


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